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                                 EX-99.B11(c)

                        Consent of KPMG Peat Marwick LLP
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                                                                   Exhibit 11(c)


                         INDEPENDENT AUDITORS' CONSENT



The Trustees and Shareholders
The Victory Portfolios



    We consent to the use of our reports dated December 2, 1994 and June 20, 1995 on the financial statements of The Victory Funds and to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Advisory and Other Contracts - Auditors" in the Statements of Additional Information of the following series portfolios of The Victory Portfolios:
National Municipal Bond Fund, New York Tax-Free Fund, Institutional Money Market Fund, Government Bond Fund, Fund for Income, Financial Reserves Fund and Special Growth Fund.



                                                 KPMG PEAT MARWICK LLP

Boston, Massachusetts
December 27, 1995